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                                                                   Exhibit 99.4



Contact:  Wade Lewis
          Chief Financial Officer
          (413) 493-6205
                                                          FOR IMMEDIATE RELEASE

                       SPALDING DISCUSSES RECENT RESULTS

CHICOPEE, MA, August 24, 1998 - Evenflo & Spalding Holdings Corporation (E&S), which last week sold a majority interest in Evenflo Company, Inc. (Evenflo) in order to focus on Spalding Sports Worldwide (Spalding), today sent the following letter to its bondholders:

Dear Bondholder:

As you are aware, Evenflo & Spalding Holdings Corporation will be renamed Spalding Holdings Corporation to reflect the fact that we are now a highly focused golf and sporting goods company. We now consist solely of Spalding's operations in addition to an equity interest of approximately 42% in Evenflo, which has become a separate entity. As a result of the separation and the related restructuring, we received an infusion of $100 million of equity and reduced approximately $278.8 million of debt under our senior credit facilities.

While I am eager to look forward as a newly capitalized company, I think it is important at this time of transition to provide you with further insight into Spalding's operations during the three and nine month periods ended June 30, 1998.

First, you should know that the 1998 third quarter continued to be a difficult operating period for Spalding. Compared to the prior year quarter, sales declined marginally. Operating profits were impacted significantly by both gross margin contraction and increased selling, general and administrative expenses compared to the prior year period. While Spalding is taking actions to focus on its core product categories and improve its operational efficiency, the market for certain products and in certain accounts continues to experience slow sell-through and high inventory levels.

Our continued disappointing financial results have prompted us to undertake an initiative to reexamine our core product lines and improve our operational efficiencies. We have strong products, as demonstrated by the Strata Tour golf ball's wins on the professional golf tours, the Etonic Difference's leading market share position in the golf shoe market and the exclusive use of our basketballs by the NBA and WNBA. However, we need to focus our resources on supporting these core products and improve our profitability.

THIRD QUARTER RESULTS
NET SALES
Net sales decreased to $155.0 million in the third quarter ended June 30, 1998, down 1.4% from $157.2 million for the comparable 1997 third quarter.

Golf
Domestic golf equipment net sales increased $3.7 million or 4.2% over the prior year period. The increase was driven by growth in sales of golf clubs, bags and gloves, offset by a decline in golf ball sales.

o In the golf ball segment the Company experienced strong sales increases in the premium category, driven by the introduction of several new balls, as well as the continued success of the Strata. The Company continues to expand its product line of premium golf balls and gain greater distribution in




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     the on-course channel, a key market for premium golf ball products. The value category experienced a decrease in sales due primarily to (i) a management decision to de-emphasize certain low-end product lines and (ii) inventory adjustments at certain mass merchants.
o Golf club net sales increased 14.4% over the prior year period. This increase was driven by an increase in Spalding brand club sales, primarily package sets sold to mass merchants, and the inclusion of sales of Hogan clubs. Ben Hogan Co. was acquired on November 26, 1997 and therefore did not contribute to sales in the prior year quarter. The Company has experienced flat sales in Top-Flite brand clubs due to the decline in retail sell-through and high inventory levels of premium woods and irons in the retail channel.
o Golf shoe net sales remained flat from the prior year quarter. Spalding has experienced strong net sales increases in the Difference softspike golf shoe, which has recently become a leading golf shoe model in the off-course market, offset by lower sales and competitive pricing in certain spiked shoe product lines which are being discontinued. The golf shoe market continued to be impacted by the shift from spiked to spikeless shoes which has caused a number of closeout sales and depressed pricing across the market.
o Golf bags and gloves both experienced significant increases in sales over the prior year quarter due to new product introductions and increased distribution.

Sporting Goods
Domestic sporting goods net sales decreased $3.5 million or 12.8% over the prior year quarter with lower sales across the majority of the product categories. The declines were primarily due to (i) a management decision to eliminate several low-end product programs and (ii) slow sell-through in the sporting goods channel.

International
International net sales declined $2.3 million or 5.3% over the prior year quarter. Spalding experienced lower sales in the Asia/Pacific region, Europe, Australia and Mexico, partially offset by increased sales in Canada and Sweden. The declines were due in part to international restructuring activities in which the Company is closing five owned foreign operations and shifting sales to independent distributors. Weaker currencies compared to the U.S. dollar negatively impacted international sales in the third quarter by approximately $2.0 million versus the prior year quarter.

GROSS PROFIT
Gross profit for the 1998 third quarter decreased $8.5 million and as a percentage of net sales decreased to 34.7% from 39.7% in the prior year quarter. The gross margin decrease was primarily due to (i) lower golf ball manufacturing volumes which caused fixed costs to be spread over fewer units;
(ii) a less favorable sales mix within the golf segment, caused by the strong net sales growth in golf clubs, bags and gloves versus higher margin golf balls; (iii) lower Etonic margins due to competitive pricing in both the athletic and golf shoe markets; and (iv) lower international gross margins caused by a less favorable international sales mix and the shift to distributors from owned foreign operations, combined with the strength of the U.S. dollar versus international currencies.

SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES
SG&A expenses increased $13.2 million in the 1998 third quarter over the prior year quarter due to (i) higher advertising and promotion expenses associated with the premium golf club and golf ball product lines; (ii) higher legal costs associated with several legal issues; (iii) higher sales force expenses due to the expansion of the golf sales force to better serve key distribution channels; and (iv) $5.7 million of costs due to the misapplication of funds by Spalding's freight audit and payment provider who failed to pay freight carriers funds advanced by Spalding. These increases were partially offset by the cost savings benefits of the international restructuring program which downsized operations in Japan, consolidated operations in Europe and closed operations in Mexico.




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ADJUSTED EBITDA
As a result of the net sales decrease combined with lower gross margins and higher SG&A expenses, Spalding's adjusted EBITDA (excluding corporate, restructuring and unusual costs) declined to $6.4 million in the 1998 third quarter from $21.6 million in the prior year quarter.

NINE MONTH RESULTS
The Company experienced operational and financial trends in the 1998 nine-month period similar to those experienced in the 1998 third quarter. A slight increase in net sales was more than offset by a significant decline in gross margin percentage and increased SG&A expenses.

NET SALES
Net sales increased to $386.0 million in the first nine months of the 1998 fiscal year, up 2.4% from $376.8 million for the comparable 1997 nine-month period.
o Domestic golf equipment net sales increased $31.5 million or 16.1% over the prior year period. The increase was driven by significant increases in sales of golf clubs, bags and gloves, while golf ball sales increased at a slower pace and golf shoe sales remained flat. Similar trends in both new golf product introductions and wider distribution were prevalent in the nine-month period as in the third quarter.
o Domestic sporting goods net sales decreased $8.4 million or 11.5% over the prior year period due to declines across the majority of the product categories. The declines were primarily due to (i) a management decision to eliminate several low-end product programs and (ii) slow sell-through in the sporting goods channel.
o International net sales declined $13.9 million or 13.0% over the prior year period. The Company experienced lower net sales in the Asia/Pacific region, Europe, Australia and Mexico, partially offset by increased sales in Canada and Sweden. Weaker currencies compared to the U.S. dollar negatively impacted international sales in the nine-month period by approximately $5.5 million versus the prior year period.

GROSS PROFIT
Gross profit for the 1998 nine months decreased $6.0 million and as a percentage of net sales decreased to 35.9% from 38.4% in the prior year period. The gross margin decline was primarily due to (i) lower international gross margins; (ii) lower Etonic margins in both the athletic and golf shoe markets; and (iii) a less favorable sales mix within both the golf and sporting goods segments.

SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES
SG&A expenses increased $21.0 million in the 1998 nine months over the prior year period due to (i) higher advertising and promotion expenses; (ii) higher legal costs; (iii) higher sales force expenses; and (iv) $5.7 million of costs due to the misapplication of funds by Spalding's freight audit and payment provider who failed to pay freight carriers funds advanced by Spalding. These increases were partially offset by the cost savings benefits of the international restructuring program.

ADJUSTED EBITDA
As a result of the lower gross margins and higher SG&A expenses, Spalding's adjusted EBITDA (excluding corporate, restructuring and unusual costs) declined to $15.1 million in the 1998 nine months from $35.1 million in the prior year period.

RESTRUCTURING AND UNUSUAL COSTS
In fiscal 1997, the Company began to restructure Spalding's international operations by streamlining operations in Japan and certain European countries. In the 1998 second quarter, Spalding implemented an expanded international restructuring program that will reduce the Company's international infrastructure




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to a size sufficient to support a strategic focus on core golf and sporting goods products in selected countries. Operations will be significantly downsized in Japan and closed in Germany, France, Italy, Spain and Mexico. As a result, future sales activities in Germany, France, Italy, Spain and Mexico will be channeled through distributors.

In the nine months ended June 30, 1998, Spalding's restructuring charges were $7.7 million and consisted of (i) $4.3 million principally related to the international restructuring; (ii) $2.4 million in management severance costs; and (iii) $1.0 million in Etonic severance and other costs. In addition to the restructuring costs, Spalding incurred $10.4 million of other unusual expenses in the 1998 nine months associated with (i) the closure and downsizing of certain international operations under the international restructuring program;
(ii) integration of the Etonic operations into the Spalding headquarters in Chicopee, Massachusetts; and (iii) misapplication of funds by Spalding's freight audit and payment provider who failed to pay freight carriers funds advanced by Spalding.

Spalding anticipates it will incur further restructuring and unusual costs in the 1998 fourth quarter including approximately $4.5 million of restructuring costs related to the closure of its corporate headquarters in Tampa, Florida. The corporate functions will be consolidated into the Spalding headquarters in Chicopee, Massachusetts.

LIQUIDITY AND CAPITAL RESOURCES

On August 20, 1998 Spalding sold a 51% interest in a Company subsidiary, Evenflo Company, Inc., to an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and an approximate 7% interest to Great Star Corporation, an affiliate of Abarco N.V. The sale of these interests, along with the repayment of indebtedness owed to Spalding by Evenflo, resulted in $178.8 million in cash proceeds to Spalding. In addition, Spalding received $100 million in exchange for cumulative preferred stock issued to an affiliate of KKR. The proceeds of these transactions were used to repay approximately $278.8 million in Company debt under its senior credit facilities. On a pro forma basis as of June 30, 1998, after giving effect to the debt reductions discussed above, the Company will have $522.4 million in debt outstanding. This amount includes $131.5 million on the $250.0 million revolving credit facility, $171.2 million in senior term loans, $200.0 million in 10.375% senior subordinated notes due 2006 and $19.7 million in other debt. Following the closing of the transactions on August 20, 1998, the Company had approximately $60 million of availability under its revolving credit facility after giving effect to outstanding bankers' acceptances and letters of credit.

Spalding's capital expenditures in the 1998 nine months were $9.6 million, $3.5 million higher than the prior year period. The majority of the funds were used to improve production equipment and continue a multiphase expansion of its warehouse and golf ball facilities at its Chicopee, Massachusetts operations. Management estimates the multiphase project will be completed in the remainder of fiscal 1998 and could utilize an additional $4.0 million in capital expenditures.

In conclusion, we believe we are well positioned financially and have the right strategy in place to capitalize on our strengths. While we continue to face a challenging market, we are confident of our ability to meet our goals and create meaningful and sustained value for bondholders, customers and employees.

Sincerely,


Kevin T. Martin
President





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Founded in 1876, Spalding Sports Worldwide is a leading manufacturer of products serving sporting goods markets under the Spalding, Top-Flite, Ben Hogan, Etonic, and Dudley brand names. Headquartered in Chicopee, Massachusetts, Spalding markets a broad range of recreational and athletic goods, including products used in golf, basketball, softball, baseball, volleyball, soccer, tennis and football.

Certain matters discussed in this news release are forward-looking statements that are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise and include known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievement of the Company's results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. All forward-looking statements are expressly qualified by such cautionary statements, and the Company expressly disclaims any duty to update such forward-looking statements.



                          (Comparative Results Follow)






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EVENFLO & SPALDING HOLDINGS CORPORATION
PRO FORMA INCOME STATEMENT
(dollars in thousands)

                                                       PRO FORMA                     PRO FORMA
                                                  THREE MONTHS ENDED             NINE MONTHS ENDED
                                                       JUNE 30,                       JUNE 30,
                                               -----------------------       ------------------------
                                                  1998           1997           1998           1997
                                                  ----           ----           ----           ----
Net Sales                                      $ 155,049      $ 157,198      $ 385,951      $ 376,826
  Cost of Sales                                  101,176         94,863        247,240        232,154
                                               ---------      ---------      ---------      ---------
Gross Profit                                      53,873         62,335        138,711        144,672

Selling, General & Administrative Expenses        60,766         48,098        152,605        132,101
Royalty Income, net                               (2,836)        (3,529)        (8,270)        (9,095)
Restructuring Costs                                2,665            558          7,693          1,619
Allocated Spalding Expenses                           --             --             --             --
                                               ---------      ---------      ---------      ---------
Income (loss) from operations                  $  (6,722)     $  17,208      $ (13,317)     $  20,047
                                               =========      =========      =========      =========

EBITDA (1)                                     $  (4,935)     $  19,874      $  (6,383)     $  29,222
Restructuring and Unusual Costs (1)               10,263          1,286         18,211          3,180
                                               ---------      ---------      ---------      ---------
  Adjusted EBITDA (1)                          $   5,328      $  21,160      $  11,828      $  32,402
                                               =========      =========      =========      =========




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(1) Includes historical corporate expenses allocated to Spalding.